Exhibit 2.56
Description of Securities Registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)
AerCap Holdings N.V. (“AerCap”, the “Company”, “we”, “us” and “our”) has two securities registered under Section 12 of the Exchange Act: our ordinary shares and our 5.875% Fixed-Rate Reset Junior Subordinated Notes due 2079 (the “Junior Subordinated Notes”).
A.    Ordinary Shares
Set forth below is a summary description of our ordinary shares and related material provisions of our articles of association (the “Articles of Association”) and of Book 2 of the Dutch Civil Code (“Boek 2 van het Burgerlijk Wetboek”), which governs the rights of holders of our ordinary shares. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our Articles of Association and of Book 2 of the Dutch Civil Code and other applicable legislation. We encourage you to read our Articles of Association for additional information. An English translation of our Articles of Association is filed as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.56 is a part.
General
AerCap’s share capital is divided into ordinary shares, each having a nominal value of €0.01. The authorized share capital is €4,500,000, therefore we are authorized to issue up to 450,000,000 ordinary shares, unless we first increase our authorized capital by amending our Articles of Association. Pursuant to our Articles of Association, our ordinary shares may only be held in registered form. All of our ordinary shares are registered in a register kept by us or on our behalf by our transfer agent.
Transfer of registered shares requires a written deed of transfer and the acknowledgment by AerCap, subject to provisions stemming from private international law. Our ordinary shares are, in general, freely transferable.
Preemptive Rights
Unless limited or excluded by the General Meeting of Shareholders or Board of Directors as described below, holders of ordinary shares have a pro rata preemptive right to subscribe for ordinary shares that we issue, except for ordinary shares issued for non-cash consideration (contribution in kind) or ordinary shares issued to our employees.
The General Meeting of Shareholders may limit or exclude preemptive rights and also designate our Board of Directors as the authorized corporate body for this purpose. Such action requires a two-thirds majority vote if less than half of the issued share capital is present or represented at the general meeting.

Rights of the Ordinary Shares
Dividends
Dividends may in principle only be paid out of profit as shown in the adopted annual accounts. In accordance with the Articles of Association and Book 2 of the Dutch Civil Code, we may only declare dividends insofar as our shareholders' equity exceeds the amount of the paid up and called portion of the issued share capital plus the reserves that must be maintained in accordance with the provisions of the laws of the Netherlands or our Articles of Association. We may not make any distribution of profits on ordinary shares that we hold and have not done so in the past. Our Board of Directors determines whether and how much of the profits it will reserve. Any remaining profits shall be distributed to the shareholders pro rata to the number of shares held by each shareholder.
All calculations to determine the amounts available for dividends will be based on our annual Dutch GAAP statutory accounts, which may be different from our Consolidated Financial Statements under U.S. GAAP, such as those included in this annual report. Our statutory accounts have to date been prepared under Dutch GAAP and are deposited with the Commercial Register of the Dutch Trade Register.
Voting rights
Each ordinary share represents the right to cast one vote at a General Meeting of Shareholders. All resolutions must be passed with an absolute majority of the votes validly cast, unless otherwise stated in the Articles of Association or under Dutch law. We are not allowed to exercise voting rights for ordinary shares we hold directly or indirectly.
Any major change in the identity or character of AerCap or its business must be approved by our General Meeting of Shareholders, including:
•the sale or transfer of substantially all our business or assets;
•the commencement or termination of certain major joint ventures and our participation as a general partner with full liability in a limited partnership (“commanditaire vennootschap”) or general partnership (“vennootschap onder firma”); and
•the acquisition or disposal by us of a participating interest in a company’s share capital, the value of which amounts to at least one third of the value of our assets.
Shareholders can exercise their voting rights by submitting their proxy forms or equivalent means prior to a set date in accordance with the procedures indicated in the notice and agenda of the applicable General Meeting of Shareholders. Shareholders may exercise their meeting rights in person after notifying us prior to a set date and providing us with appropriate evidence of ownership of the shares and authority to vote prior to a set date in accordance with the procedures indicated in the notice and agenda of the applicable General Meeting of Shareholders.
Liquidation rights
If we are dissolved or wound up, the assets remaining after payment of our liabilities will be first applied to pay back the amounts paid up on the ordinary shares. Any remaining assets will be distributed among our shareholders, in proportion to the par value of their shareholdings. All distributions referred to in this paragraph shall be made in accordance with the relevant provisions of the laws of the Netherlands.

Adoption of annual accounts and discharge of management liability
Each year, our Board of Directors must prepare annual accounts within five months after the end of our financial year (subject to extension of that term by our General Meeting of Shareholders). The annual accounts must be made available for inspection by shareholders at our offices from the moment that our annual General Meeting of Shareholders is convened. The annual accounts must be accompanied by an auditor’s certificate, a report of the Board of Directors and certain other mandatory information. The shareholders shall appoint an accountant, as referred to in Article 393 of Book 2 of the Dutch Civil Code, to audit the annual accounts. The annual accounts are adopted by our shareholders.
The adoption of the annual accounts by our shareholders does not include the release of the members of our Board of Directors from liability for acts reflected in those documents. Any such release from liability requires a separate shareholders’ resolution.
Requirements for Amendments
The rights of shareholders can only be changed by amending our Articles of Association. A resolution to amend our Articles of Association is valid if the Board of Directors makes a proposal amending the Articles of Association and such proposal is adopted by a simple majority of votes cast.
The following resolutions require a two-thirds majority vote if less than half of the issued share capital is present or represented at the General Meeting of Shareholders:
•capital reduction;
•exclusion or restriction of preemptive rights, or designation of the Board of Directors as the authorized corporate body for this purpose; and
•legal merger or legal demerger within the meaning of Title 7 of Book 2 of the Dutch Civil Code.
If a proposal to amend the Articles of Association will be considered at the meeting, we will make available a copy of that proposal, in which the proposed amendments will be stated verbatim.

Differences Between the Law of Different Jurisdictions
Regulatory obligations regarding certain share transactions
Cash Manager Limited, which is a member of AerCap, is subject to regulation by the Central Bank of Ireland. As a result, the acquisition or disposal directly or indirectly of interests in AerCap shares or similar interests may be subject to regulatory requirements involving the Central Bank of Ireland as set out below. The following disclosure is for information purposes only and AerCap cannot provide Irish legal advice to actual or potential investors. Actual or potential investors in AerCap must obtain their own legal advice in relation to their position.
Under the European Union (Markets in Financial Instruments) Regulations 2017 (as amended) (the “MiFID II Regulations”), a person or a group of persons acting in concert proposing to acquire a direct or indirect holding of ordinary shares or other similar interests in AerCap must give the Central Bank of Ireland prior written notice of such proposed acquisition if the acquisition would directly or indirectly (i) represent 10% or more of the capital or voting rights in AerCap; (ii) result in the proportion of capital or voting rights in AerCap held by such person or persons reaching or exceeding 10%, 20%, 33% or 50% of the capital or voting rights in AerCap; or (iii) in the opinion of the Central Bank of Ireland, make it possible for that person or those persons to control or exercise a significant influence over the management of Cash Manager Limited. Any such proposed acquisition shall not proceed until (a) the Central Bank of Ireland has informed such proposed acquirer or acquirers that it approves such acquisition or (b) the period prescribed in Regulation 21 of the MiFID II Regulations has elapsed without the Central Bank of Ireland having given notice in writing that it opposes such acquisition. It is important in this regard to note that the validity as a matter of Irish law of affected transactions, if completed without prior notification to, or assessment by, the Central Bank of Ireland will not be recognized in Ireland. Corresponding provisions apply to the disposal of direct and indirect shareholdings in AerCap except that, in such case, no approval is required, but prior notice of the disposal must be given to the Central Bank of Ireland. Cash Manager Limited is required under the MiFID II Regulations to notify the Central Bank of Ireland of relevant acquisitions and/or disposals of which it becomes aware.
Dutch statutory squeeze-out proceedings
If a person or a company or two or more group companies within the meaning of Article 2:24b of the Dutch Civil Code acting in concert holds in total 95% of a Dutch public limited liability company’s issued share capital by par value for their own account, the laws of the Netherlands permit that person or company or those group companies acting in concert to acquire the remaining ordinary shares in the company by initiating statutory squeeze out proceedings against the holders of the remaining shares. The price to be paid for such shares will be determined by the Enterprise Chamber of the Amsterdam Court of Appeal.
Choice of law and exclusive jurisdiction
Our Articles of Association provide that the legal relationship among or between us, any of our current or former directors, and any of our current or former holders of our shares and derivatives thereof, including but not limited to (i) actions under statute; (ii) actions under the Articles of Association, including actions for breach thereof; and (iii) actions in tort, shall be governed in each case exclusively by the laws of the Netherlands, unless such legal relationship does not pertain to or arise out of the capacities above. Any dispute, suit, claim, pre-trial action or other legal proceeding, including summary or injunctive proceedings, by and between those persons pertaining to or arising out of their capacities listed above shall be exclusively submitted to the courts of the Netherlands.

Changes in Capital
Issuance of ordinary shares
The General Meeting of Shareholders can resolve upon the issuance of ordinary shares or the granting of rights to subscribe for ordinary shares, but only upon a proposal by the Board of Directors specifying the price and further terms and conditions. The General Meeting of Shareholders may designate our Board of Directors as the authorized corporate body for this purpose. Such designation may be for any period of up to five years and must specify the maximum number of ordinary shares that may be issued.
Repurchase of our ordinary shares
We may acquire our ordinary shares, subject to certain provisions of the laws of the Netherlands and of our Articles of Association, if the following conditions are met:
•the General Meeting of Shareholders has authorized our Board of Directors to acquire the ordinary shares, which authorization may be valid for no more than 18 months;
•our equity, after deduction of the price of acquisition, is not less than the sum of the paid-in and called-up portion of the share capital and the reserves that the laws of the Netherlands or our Articles of Association require us to maintain; and
•we would not hold after such purchase, or hold as pledgee, ordinary shares with an aggregate par value exceeding such part of our issued share capital as set by law from time to time.
Capital reduction and cancellation
The General Meeting of Shareholders may reduce our issued share capital either by cancelling ordinary shares held in treasury or by amending our Articles of Association to reduce the par value of the ordinary shares. A resolution to reduce our capital requires the approval of at least an absolute majority of the votes cast and, if less than one half of the share capital is represented at a meeting at which a vote is taken, the approval of at least two-thirds of the votes cast.
B.    Debt Securities

The Junior Subordinated Notes were issued under an indenture, dated as of October 1, 2019 (the “Base Indenture”), among AerCap, the guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, relating to the Junior Subordinated Notes, dated as of October 10, 2019 (the “First Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), among AerCap, the guarantors party thereto and the Trustee.
The following summary of certain provisions of the Junior Subordinated Notes and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Junior Subordinated Notes and the Indenture, including the definitions of certain terms contained therein. For a complete description of the terms and provisions of the Junior Subordinated Notes, refer to (i) the Base Indenture filed as an exhibit to the registration statement on Form F-3 (No. 333-234028) on October 1, 2019 and (ii) the First Supplemental Indenture filed as an exhibit to our Form 6-K on October 10, 2019. Certain terms used in the “Description of Junior Subordinated Notes” are defined under the subheading “Certain Definitions.”

DESCRIPTION OF JUNIOR SUBORDINATED NOTES
General
On October 10, 2019, AerCap issued $750 million aggregate principal amount of the Junior Subordinated Notes. The Junior Subordinated Notes are listed on the New York Stock Exchange under the symbol “AER79.”
The Junior Subordinated Notes were issued only in fully registered book-entry form without coupons only in minimum denominations of $150,000 and integral multiples of $1,000 above that amount. The Junior Subordinated Notes were issued in the form of global notes. Global notes are registered in the name of a nominee of DTC, New York, New York.
Paying Agent and Registrar for the Junior Subordinated Notes
AerCap will maintain one or more paying agents and registrars for the Junior Subordinated Notes.
Principal Amount; Maturity and Interest
The Junior Subordinated Notes were issued in an aggregate principal amount of $750,000,000 and will mature on October 10, 2079.
Subject to AerCap’s right to elect to forgo payment of interest on the Junior Subordinated Notes as described under “Optional of Interest,” the Junior Subordinated Notes bear interest (1) from and including the Issue Date to, but excluding, October 10, 2024 (the “First Call Date”) at a rate of 5.875% per annum and (2) from and including the First Call Date, during each Reset Period (as defined below), at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined below) as of the most recent Reset Interest Determination Date (as defined below) plus 4.535%, payable semiannually in arrears on April 10 and October 10 of each year (each, an “Interest Payment Date”), commencing on April 10, 2020, until full repayment of the outstanding principal amount of the Junior Subordinated Notes. Each period from and including an Interest Payment Date (or the Issue Date, in the case of the first Interest Payment Date) to, but excluding, the next following Interest Payment Date is referred to herein as an “Interest Period.” Interest on the Junior Subordinated Notes will be payable to the holders of record on April 1 and October 1, as the case may be, immediately preceding such Interest Payment Date, whether or not such day is a Business Day. If any Interest Payment Date is not a Business Day, then such date will nevertheless be an Interest Payment Date, but interest on the Junior Subordinated Note will be paid on the next succeeding Business Day (without adjustment to the amount of the interest on the Junior Subordinated Notes), if applicable.

The Junior Subordinated Notes are denominated in U.S. dollars and all payments of principal and interest thereon are to be paid in U.S. dollars. Interest on the Junior Subordinated Notes accrues from the most recent date on which interest has been paid or, in the case of the first Interest Payment Date, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the five most recent daily yields to maturity for U.S. Treasury securities with a maturity of five years from the next Reset Date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the five most recent daily yields to maturity for each of the two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or the same interest rate as the initial Interest Period, 5.875%, if prior to the First Call Date.

“H.15” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.
“Reset Date” means the First Call Date and each date falling on the fifth anniversary of the immediately preceding Reset Date.
“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the Reset Date that commences such Reset Period.
“Reset Period” means the period from and including the First Call Date to, but excluding, the next following Reset Date, and thereafter, each period from and including each Reset Date to, but excluding, the next following Reset Date, ending on the Maturity Date.
Unless AerCap has delivered notice of redemption of all outstanding Junior Subordinated Notes, with such redemption to occur on the First Call Date, AerCap will appoint a calculation agent with respect to the Junior Subordinated Notes prior to the Reset Interest Determination Date preceding the First Call Date. The applicable interest rate for each Reset Period will be determined by the calculation agent, as of the applicable Reset Interest Determination Date. Promptly upon such determination, the calculation agent will notify AerCap of the interest rate for the Reset Period. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Period beginning on or after the First Call Date, will be on file at AerCap’s principal offices, will be made available to any holder of the Junior Subordinated Notes upon request and will be final and binding in the absence of manifest error.
Optional Interest
If AerCap elects to forgo payment of interest (a “Forgoing of Interest”) on the Junior Subordinated Notes for any Interest Period, it will provide written notice thereof to the Trustee and paying agent not less than 10 Business Days prior to the relevant Interest Payment Date and the Trustee will promptly forward any such notice to each holder of the Junior Subordinated Notes, and such interest will not be cumulative and any accrued interest for that Interest Period shall cease to accrue and be payable. Upon a Forgoing of Interest, AerCap will have no obligation to pay the forgone interest on the relevant Interest Payment Date or at any future time, whether or not interest on the Junior Subordinated Notes is paid for any future Interest Period, and no sum of money in lieu of interest will be payable in respect of any forgone interest. References to the “accrual” of interest in this Description of Junior Subordinated Notes refer only to the determination of the amount of such interest.

Restrictions Following a Forgoing of Interest
So long as any Junior Subordinated Notes remain outstanding for any Interest Period, in the event that any interest is not paid in full for any Interest Period, AerCap will not:
(1)    declare or pay any distribution, dividend or comparable payment in respect of any Parity Claims or Junior Claims until an interest payment on the Junior Subordinated Notes for a subsequent Interest Period is paid in full, other than:
(a)    any distribution, dividend or comparable payment in respect of any Parity Claims or Junior Claims in the form of securities, warrants, options or other rights where such securities, or the securities issuable upon exercise of such warrants, options or other rights, are the same securities as that on which the distribution, dividend or comparable payment is being paid or are other Parity Claims or Junior Claims; and
(b)    any dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, shares or other property under such plan, or the redemption or repurchase of any rights under such plan; and
(c)    any distribution, dividend or comparable payment in respect of any Parity Claims or Junior Claims in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors, consultants or independent contractors; or
(2)    repurchase or redeem any of its Parity Claims or Junior Claims until an interest payment on the Junior Subordinated Notes for a subsequent Interest Period is paid in full, other than:
(a)    as a result of a reclassification of Parity Claims or Junior Claims for or into other Parity Claims or Junior Claims, as the case may be;
(b)    the exchange, redemption or conversion of any Parity Claims or Junior Claims for or into other Parity Claims or Junior Claims, as the case may be;
(c)    purchases, redemptions or other acquisitions of any Parity Claims or Junior Claims in connection with (i) any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors, consultants or independent contractors, (ii) a dividend reinvestment or shareholder share purchase plan or (iii) the satisfaction of AerCap’s obligations pursuant to any contract outstanding at the beginning of the applicable Interest Period requiring such purchase, redemption or other acquisition;
(d)    the purchase of fractional interests in any Parity Claims or Junior Claims pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged; and
(e)    with the proceeds of a substantially contemporaneous sale of any Parity Claims or Junior Claims.

Additional Junior Subordinated Notes
AerCap may, from time to time, without notice to or the consent of the holders, create and issue, pursuant to the Indenture and in accordance with applicable laws and regulations, additional Junior Subordinated Notes (the “Additional Junior Subordinated Notes”) maturing on the same maturity date as the Junior Subordinated Notes and having the same terms and conditions under the Indenture (including with respect to the Guarantors and the Guarantees) as the Junior Subordinated Notes at the time Outstanding in all respects (or in all respects except for the issue date and the date of the first interest payment thereon, if applicable) so that such Additional Junior Subordinated Notes shall be consolidated and form a single class with the Junior Subordinated Notes at the time Outstanding for all purposes under the Indenture, including with respect to waivers, amendments, redemptions and offers to purchase; provided that, if the Additional Junior Subordinated Notes are not fungible with such Junior Subordinated Notes for U.S. federal income tax purposes, the Additional Junior Subordinated Notes will have a separate CUSIP, ISIN or other identifying number. Additional Junior Subordinated Notes, if any, will be the subject of a separate prospectus supplement. Interest on such Additional Junior Subordinated Notes will accrue from the Issue Date if such Junior Subordinated Notes are issued prior to the first Interest Payment Date and otherwise will accrue from the date on which such Junior Subordinated Notes are issued (if it is an Interest Payment Date) or the Interest Payment Date immediately preceding the date such Junior Subordinated Notes are issued.
Ranking
The Junior Subordinated Notes and the Guarantees constitute AerCap’s and the relevant Guarantor’s direct, unsecured, junior subordinated obligations, respectively, and rank equally (without any preference) among themselves and with any Parity Claims and prior to any Junior Claims. The rights and claims of the holders of the Junior Subordinated Notes, including under the Guarantees, are subordinated to all claims of Senior Creditors (“Senior Claims”).
“Senior Creditors” means all of AerCap’s or the relevant Guarantor’s, as the case may be, present and future creditors:
(1)    who are unsubordinated creditors;
(2)    whose claims are, or are expressed to be, subordinated (whether only in the event of a winding up in any applicable jurisdiction or otherwise) only to the claims of unsubordinated creditors; and
(3)    who are subordinated creditors, other than those whose claims are, or are expressed to rank, equally with, or junior to, the claims of holders of the Junior Subordinated Notes or the Guarantees, as the case may be.
Each of AGAT and AerCap Ireland Capital Designated Activity Company (“AICDC”), wholly-owned subsidiaries of AerCap and co-Issuers of various series of outstanding senior unsecured notes guaranteed by AerCap, guarantees the Junior Subordinated Notes. In addition, AerCap U.S. Global Aviation LLC, AerCap Aviation Solutions B.V., AerCap Ireland Ltd. and ILFC guaranteed the Junior Subordinated Notes.
Senior Claims continue to be Senior Claims and entitled to the benefits of the subordination provisions of the Indenture irrespective of any amendment, modification or waiver of any term of the Senior Claims or any extension or renewal of the Senior Claims.
If either of the following circumstances exist, AerCap will first pay all of its Senior Claims in full before it makes any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the Junior Subordinated Notes:
(I)    in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving AerCap or AerCap’s assets; or

(II)    (a) in the event and during the continuation of any default in the payment of principal of or premium or interest on any Senior Claims of AerCap constituting indebtedness for borrowed money or any guarantee thereof (“AerCap Senior Debt”) beyond any applicable grace period, (b) in the event that any event of default not referred to in sub-clause (a) of this clause (II) with respect to any AerCap Senior Debt has occurred and is continuing, permitting the direct holders of that AerCap Senior Debt (or a trustee) to accelerate the maturity of that AerCap Senior Debt, whether or not the maturity is in fact accelerated (unless, in the case of either sub-clause (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in sub-clause (a) or (b).
In any such event, AerCap will pay or deliver directly to its Senior Creditors any payment or distribution otherwise payable or deliverable to holders of the Junior Subordinated Notes. AerCap will make the payments to its Senior Creditors according to priorities existing among those creditors until AerCap has paid all senior indebtedness, including accrued interest, in full.
If such events of insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving AerCap or AerCap’s assets as described in clause (I) above occur, after AerCap has paid in full all amounts owed in respect of its Senior Claims, the holders of the Junior Subordinated Notes together with the holders of any of AerCap’s other Parity Claims will be entitled to receive from AerCap’s remaining assets any principal of or premium or interest, if any, on the Junior Subordinated Notes and such other Parity Claims due at that time before AerCap makes any payment or other distribution on account of any of its Junior Claims.
The subordination provisions described in the immediately preceding three paragraphs also apply to each Guarantor in respect of its Guarantee of the Junior Subordinated Notes.
If AerCap breaches the Indenture by making a payment or distribution to holders of the Junior Subordinated Notes before it has paid all of its Senior Claims in full, then the holders of the Junior Subordinated Notes will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing AerCap’s assets for payment of its Senior Claims.
Guarantees
The Junior Subordinated Notes and all obligations under the Indenture are initially irrevocably and unconditionally guaranteed, jointly and severally, on a junior subordinated unsecured basis as described under “Ranking,” by the Guarantors. The Guarantors agree to pay in full on a junior subordinated basis (without duplication of amounts theretofore paid by or on behalf of AerCap) to the holders of the Junior Subordinated Notes, as and when due, regardless of any defense, right of setoff or counterclaim (other than the defense of payment), among other obligations, the following:
(1)    any interest payments with respect to which AerCap has not exercised its right to forgo payment;
(2)    the applicable redemption price, plus accrued and unpaid interest for the then-current Interest Period to, but excluding the redemption date, with respect to any Junior Subordinated Notes called for redemption by AerCap; and
(3)    the principal amount of the Outstanding Junior Subordinated Notes at maturity.
If AerCap elects to forgo payment of interest for any Interest Period, there is no obligation for any Guarantor to pay the forgone interest on the relevant Interest Payment Date for that Interest Period, whether or not interest on the Junior Subordinated Notes is paid for any future Interest Period, and there are no other obligations created with respect to the Guarantors in such event.

In addition, the obligations of each Guarantor under its Guarantee are limited to the extent necessary to prevent such Guarantee from constituting a fraudulent conveyance or transfer under applicable law (or to ensure compliance with legal restrictions with respect to distributions or the provision of other benefits to direct or indirect shareholders) or as necessary to recognize certain defenses generally available to guarantors, including voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally or other considerations under applicable law.

A Guarantee by a Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1)	(a)	any sale, exchange, disposition or transfer (including through consolidation, amalgamation, merger or otherwise) of all or substantially all the assets of such Guarantor;
(b)    other than with respect to each Guarantor that is a party to the Indenture on the date of the Indenture, the release, discharge or termination of the Guarantee by such Guarantor that resulted in the obligation of such Guarantor to guarantee the Junior Subordinated Notes, except a release, discharge or termination by or as a result of payment under such Guarantee;
(c)    the consolidation, amalgamation or merger of any Guarantor with and into AerCap or another Guarantor that is the surviving Person in such consolidation, amalgamation or merger, or upon the liquidation of such Guarantor following the transfer of all of its assets to AerCap or another Guarantor; or
(d)    AerCap exercising its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or AerCap’s obligations under the Indenture being discharged as described under “Satisfaction and Discharge”; and
(2)    if evidence of such release and discharge is requested to be executed by the Trustee, AerCap delivering, or causing to be delivered, to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction and to the execution of such evidence by the Trustee have been complied with.
Additional Amounts
AerCap and the Guarantors are required to make all payments under or with respect to the Junior Subordinated Notes and each Guarantee, as the case may be, free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) imposed or levied by or on behalf of (i) Ireland or any political subdivision or any authority or agency therein or thereof having power to tax, (ii) any other jurisdiction in which AerCap or, as applicable, the relevant Guarantor is organized or otherwise resident for tax purposes or any political subdivision or any authority or agency therein or thereof having the power to tax or (iii) any jurisdiction from or through which payment on the Junior Subordinated Notes or the relevant Guarantee is made or any political subdivision or any authority or agency therein or thereof having the power to tax (each a “Relevant Taxing Jurisdiction”), unless AerCap or, as applicable, the relevant Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

If AerCap or a Guarantor is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Junior Subordinated Notes or any Guarantee, AerCap or, as applicable, the relevant Guarantors will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by holders (including Additional Amounts) after such withholding or deduction will not be less than the amount holders would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to
(1)    any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the relevant holder, if the relevant holder is an estate, nominee, trust or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction, but other than a connection arising from the acquisition, ownership or holding of such Junior Subordinated Note or the receipt of any payment in respect thereof, including, where applicable, under the relevant Guarantee);

(2)    any estate, inheritance, gift, sales, value added, excise, transfer, personal property tax or similar tax, assessment or governmental charge;
(3)    any Taxes imposed as a result of the failure of the relevant holder or beneficial owner of the Junior Subordinated Notes to comply with a timely request in writing of AerCap or the qualifying intermediary (as defined in Section 172E(2) of the Taxes Consolidation Act, 1997) addressed to the holder or beneficial owner, as the case may be (such request being made at a time that would enable such holder or beneficial owner acting reasonably to comply with that request), to provide information, a declaration or tax form concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request under applicable law, regulation or administrative practice would have reduced or eliminated such Taxes with respect to such holder or beneficial owner, as applicable;
(4)    any Taxes imposed as a result of the failure of the relevant holder or beneficial owner of the Junior Subordinated Notes
(a)    to complete and deliver to a qualifying intermediary (as defined in Section 172E(2) of the Taxes Consolidation Act, 1997) a validly completed Non-Resident Form V2A, Non-Resident Form V2B, or Non-Resident Form V2C, as relevant for such holder or beneficial owner, or any successor form prescribed by the Irish Revenue Commissioners, or
(b)    to comply with such alternative procedures as may be prescribed by applicable law (including any Revenue concession or confirmation issued by the Irish Revenue Commissioners) in effect at the time of the applicable payment, if and to the extent that due and timely completion and delivery of such form or compliance with such procedures would have reduced or eliminated such Taxes with respect to such holder or beneficial owner, as applicable;
(5)    any Taxes that are payable other than by deduction or withholding from a payment of the principal of, premium, if any, or interest, if any, on the Junior Subordinated Notes;
(6)    any Taxes that are required to be deducted or withheld on a payment that are required to be made pursuant to Council Directive 2014/107/EU (“DAC2”) or any law implementing or complying with, or introduced in order to conform to, such Directive;
(7)    as of January 1, 2021, any Taxes withheld or deducted pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) (a tax which applies to interest payments made to affiliated entities in a low-taxed country); or

(8)    any Taxes withheld or deducted pursuant to Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor version of such Sections), any U.S. Treasury regulations promulgated thereunder, any official interpretations thereof or any agreements or treaties (including any law implementing any such agreement or treaty) entered into in connection with the implementation thereof;
nor will AerCap or any Guarantor pay Additional Amounts
(a)    if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Junior Subordinated Note for payment (where presentation is permitted or required for payment) within 30 days after the date on which such payment or such Junior Subordinated Note became due and payable or the date on which payment thereof is duly provided for, whichever is later,
(b)    with respect to any payment of principal of (or premium, if any, on) or interest on such Junior Subordinated Note to any holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such Note,

(c)    with respect to any Taxes imposed by Ireland or the Netherlands (or, in each case, any political subdivision or any authority or agency therein or thereof having power to tax) on any payment on the Junior Subordinated Notes made to a holder who is not a Qualified Holder (as defined below) or
(d)    in respect of any Junior Subordinated Note where such withholding or deduction is imposed as a result of any combination of clauses (1), (2), (3), (4), (5), (6), (7), (8), (a), (b) and (c) of this paragraph.
A “Qualified Holder” means
(I)    with respect to any Taxes imposed by Ireland or any political subdivision or any authority or agency therein or thereof having power to tax, any person who is
(i)    an individual who is not tax resident in Ireland and who is resident for the purposes of tax in a country (other than Ireland) which is a member of the European Union or a country with which Ireland has a double tax treaty in effect, in each case as of the date on which the Junior Subordinated Notes are issued (a “Qualified Jurisdiction” );
(ii)    a body corporate resident for the purposes of tax in a Qualified Jurisdiction and which is not controlled (directly or indirectly) by Irish tax residents;
(iii)    a body corporate that is not resident in Ireland for the purposes of tax, which is under the direct or indirect control of persons who are resident for the purposes of tax in a Qualified Jurisdiction and are not under the ultimate control of persons not resident in a Qualified Jurisdiction; or
(iv)    a body corporate that is not resident for tax purposes in Ireland, the principal class of shares of which (or of its 75% parent or where wholly owned by two or more companies, each such company) is substantially and regularly traded on a stock exchange in Ireland, a recognized stock exchange in a Qualified Jurisdiction or on such other stock exchange approved by the Irish Minister for Finance (which includes The New York Stock Exchange), and
(II)    with respect to any Taxes imposed by the Netherlands or any political subdivision or any authority or agency therein or thereof having power to tax, any person who is not a Dutch Tax Resident. For the avoidance of doubt, and without limiting the generality of the foregoing, a person is a Dutch Tax Resident if such person is dual resident in the Netherlands and another jurisdiction.

AerCap and the Guarantors will make any required withholding or deduction and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. AerCap and the Guarantors will provide the Trustee, for the benefit of the holders, with official receipts evidencing the payment of the Taxes with respect to which Additional Amounts are paid. If, notwithstanding the efforts of AerCap and the Guarantors to obtain such receipts, the same are not obtainable, AerCap or the Guarantors will provide the Trustee with other evidence. In no event, however, shall AerCap and the Guarantors be required to disclose any information they reasonably deem to be confidential.
If AerCap or the Guarantors are or become obligated to pay Additional Amounts under or with respect to any payment made on the Junior Subordinated Notes or any Guarantee, at least 30 days prior to the date of such payment, AerCap will deliver to the Trustee an Officers’ Certificate stating that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. Whenever in the Indenture there is mentioned, in any context:
(1)    the payment of principal or interest;
(2)    redemption prices or purchase prices in connection with a redemption or purchase of Junior Subordinated Notes; or
(3)    any other amount payable on or with respect to any of the Junior Subordinated Notes or any Guarantee;
such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

AerCap and the Guarantors will pay any present or future stamp, court or documentary taxes or any other excise, property or similar taxes, charges or levies that arise in any Relevant Taxing Jurisdiction from the execution, delivery, enforcement or registration of the Junior Subordinated Notes, the Indenture, any Guarantee or any other document or instrument in relation thereof, and AerCap and the Guarantors will agree to indemnify the holders for any such taxes paid by such holders. The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to AerCap or any Guarantor is organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.
Optional Redemption
On the First Call Date and any subsequent Reset Date, AerCap may redeem, at its option, all or part of the Junior Subordinated Notes, upon not less than 15 nor more than 45 days’ prior notice mailed by first class mail to each holder’s registered address, or delivered electronically if held by DTC, at a redemption price equal to 100% of the principal amount of the Junior Subordinated Notes being redeemed, plus an amount equal to any accrued and unpaid interest for the then-current Interest Period to, but excluding, such redemption date. In the event of a partial redemption of the Junior Subordinated Notes, the Trustee shall select the Junior Subordinated Notes to be redeemed in the manner described under “Selection and Notice.”
Any redemption or notice of any redemption may, at AerCap’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of any debt or equity financing, acquisition or other corporate transaction or event, and, at AerCap’s discretion, the redemption date may be delayed until such time as any or all of such conditions have been satisfied or waived; provided that in the event such conditions have not been satisfied or waived within 30 days of the original redemption date, the notice of redemption will be deemed to have been revoked. In addition, AerCap may provide in any notice of redemption that payment of the redemption price and the performance of its obligations with respect to such redemption may be performed by another Person; provided, however, that AerCap will remain obligated to pay the redemption price and perform its obligations with respect to such redemption in the event such other Person fails to do so.

In addition to AerCap’s right to redeem Junior Subordinated Notes as set forth above, AerCap may at any time and from time to time purchase Junior Subordinated Notes pursuant to open-market transactions, tender offers or otherwise.
Redemption after the Occurrence of a Rating Agency Event
After the occurrence of a Rating Agency Event (as defined below), AerCap may redeem, at its option, in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by AerCap following the occurrence of a Rating Agency Event or, in the absence of such review or appeal process, within 120 days of such Rating Agency Event upon not less than 15 nor more than 45 days’ prior notice mailed by first class mail to each holder’s registered address, or delivered electronically if held by DTC, at a redemption price equal to 102% of the principal amount of the Junior Subordinated Notes being redeemed, plus an amount equal to any accrued and unpaid interest for the then-current Interest Period to, but excluding, such redemption date.
“Rating Agency Event” means that any Rating Organization that then publishes a rating for AerCap amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Junior Subordinated Notes, which amendment, clarification or change results in:
(1)    the shortening of the length of time the Junior Subordinated Notes are assigned a particular level of equity credit by that Rating Organization as compared to the length of time they were, or would have been, assigned that level of equity credit by that Rating Organization or its predecessor on the Issue Date; or
(2)    the lowering of the equity credit assigned to the Junior Subordinated Notes by that rating agency as compared to the equity credit assigned by that Rating Organization or its predecessor on the Issue Date (including by assigning equity credit to a portion of the Junior Subordinated Notes that is less than the portion of the Junior Subordinated Notes assigned equity credit on the Issue Date).

Redemption for Changes in Withholding Taxes
AerCap may redeem the Junior Subordinated Notes, at its option, in whole but not in part, at any time upon not less than 15 nor more than 45 days’ notice (which notice shall be irrevocable) to the holders mailed by first-class mail to each holder’s registered address, or delivered electronically if held by DTC, at a redemption price equal to 100% of the principal amount of the Junior Subordinated Notes being redeemed, plus an amount equal to any accrued and unpaid interest for the then-current Interest Period to, but excluding, such redemption date and Additional Amounts, if any, in the event AerCap has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Junior Subordinated Notes, any Additional Amounts as a result of:
(1)    a change in or an amendment to the laws (including any regulations, rulings or protocols promulgated and treaties enacted thereunder) of any Relevant Taxing Jurisdiction affecting taxation; or
(2)    any change in or amendment to, or the introduction of, any official position regarding the application, administration or interpretation of such laws, regulations, rulings, protocols or treaties (including a holding, judgment or order by a court of competent jurisdiction), but, for the avoidance of doubt, not including the withdrawal or nonrenewal of any ruling, concession or confirmation in respect of procedures to establish a holder’s entitlement to an exemption from, or reduction of, a withholding tax, which change or amendment is announced or becomes effective on or after the date on which the Junior Subordinated Notes are issued (or, in the case of a jurisdiction that becomes a Relevant Taxing Jurisdiction after such date, on or after such later date), and AerCap cannot avoid such obligation by taking reasonable measures available to AerCap. Notwithstanding the foregoing, no such notice of redemption will be given (i) earlier than 90 days prior to the earliest date on which AerCap would be obliged to make such payment of Additional Amounts and (ii) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.

Before AerCap publishes or mails or delivers notice of redemption of the Junior Subordinated Notes as described above, AerCap will deliver to the Trustee an Officers’ Certificate stating that AerCap cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it and that all conditions precedent to the redemption have been complied with. AerCap will also deliver an opinion of outside counsel stating that AerCap would be obligated to pay Additional Amounts as a result of a change or amendment described above and that all conditions precedent to the redemption have been complied with.
The foregoing will apply mutatis mutandis to any jurisdiction in which any successor Person to AerCap is organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.
Selection and Notice
If less than all of the Junior Subordinated Notes are to be redeemed or repurchased at any time, selection of such Junior Subordinated Notes for redemption or repurchase will be made by the Trustee on a pro rata basis or by lot or otherwise in accordance with the procedures of DTC, unless AerCap notifies the Trustee in writing that the Junior Subordinated Notes are listed on any national securities exchange, in which case such selection shall be made in compliance with the requirements of the principal national securities exchange, if any, on which the Junior Subordinated Notes are listed; provided that no Junior Subordinated Notes of $150,000 or less shall be purchased or redeemed in part.
Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, or delivered electronically if held by DTC, at least 15 but not more than 45 days before the purchase or redemption date to each holder of the Junior Subordinated Notes to be purchased or redeemed at such holder’s registered address. If any Junior Subordinated Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Junior Subordinated Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. In the case of any book-entry Junior Subordinated Notes, notices of purchase or redemption will be given to DTC in accordance with its applicable procedures.
A new Junior Subordinated Note in principal amount equal to the unpurchased or unredeemed portion of any Junior Subordinated Note purchased or redeemed in part will be issued in the name of the holder thereof upon cancellation of the original Junior Subordinated Note. On and after the purchase or redemption date, unless AerCap defaults in payment of the purchase or redemption price, interest shall cease to accrue on the Junior Subordinated Notes or portions thereof purchased or called for redemption.
Certain Covenants
The Indenture contains the covenants summarized below.
Reports by AerCap
The Indenture requires AerCap to file with the Trustee, within 15 days after AerCap filed the same with, or furnished to, the SEC, copies of the annual reports and of the information, documents and other reports that, if AerCap is subject to the reporting requirements of either Section 13 or 15(d) of the Exchange Act, it files with, or furnishes to, the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If AerCap is not required to file with, or furnish to, the SEC information, documents or reports pursuant to either Section 13 or 15(d) of the Exchange Act, then the Indenture will require AerCap to file with the Trustee and file with, or furnish to, the SEC such reports, if any, as may be prescribed by the SEC pursuant to Section 314(a) of the Trust Indenture Act, within 15 days after AerCap filed the same with, or furnished to, the SEC.
For purposes of this covenant, AerCap will be deemed to have filed such information, documents and reports with the Trustee and the holders of the Junior Subordinated Notes when such information, documents and reports are filed with, or furnished to, the SEC via the EDGAR filing system (or any successor system), it being understood that the Trustee shall have no responsibility to determine if such filings have been made.
Reports by AerCap delivered to the Trustee should be considered for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein.

Merger and Sale of Assets
The Indenture provides that AerCap may not consolidate, amalgamate or merge with or into or wind up into (whether or not AerCap is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:
(1)    AerCap is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than AerCap) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of AerCap or under the laws of a Permitted Jurisdiction (AerCap or such Person, as the case may be, being herein called “Successor AerCap”);
(2)    Successor AerCap, if other than AerCap, expressly assumes all the obligations of AerCap under the Junior Subordinated Notes and the Indenture pursuant to a supplemental indenture;
(3)    if the Successor AerCap is other than AerCap, each Guarantor, unless it is the other party to the transactions, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Successor AerCap’s obligations under the Indenture and the Junior Subordinated Notes; and
(4)    Successor AerCap shall have delivered, or cause to be delivered, to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture, if any, comply with the Indenture;
provided, however, that (A) any Subsidiary may consolidate or amalgamate with or merge with or into AerCap; (B) AerCap may consolidate or amalgamate with or merge with or into or wind up into an Affiliate of AerCap solely for the purpose of reincorporating AerCap in a Permitted Jurisdiction; and (C) AerCap may be converted, reorganized or reconstituted in a Permitted Jurisdiction.

Successor AerCap (if other than AerCap) will succeed to, and be substituted for, AerCap under the Indenture and in such event AerCap will automatically be released and discharged from its obligations under the Indenture.
The Indenture provides that each Guarantor may not consolidate, amalgamate or merge with or into or wind up into (whether or not the applicable Guarantor is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Subsidiary unless:
(1)    the applicable Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor or under the laws of a Permitted Jurisdiction (such Guarantor or such Person, as the case may be, being herein called “Successor Guarantor”);
(2)    the Successor Guarantor, if other than the applicable Guarantor, expressly assumes all the obligations of such Guarantor under the Junior Subordinated Notes and the Indenture pursuant to a supplemental indenture;
(3)    the Successor Guarantor, if other than the applicable Guarantor, shall have delivered, or cause to be delivered, to the Trustee an opinion of counsel (which may contain customary exceptions) stating that the Guarantee to be provided by such Successor Guarantor has been duly authorized, executed and delivered by such Successor Guarantor and constitutes the legal, valid and enforceable obligation of such Successor Guarantor; and
(4)    the Successor Guarantor shall have delivered, or cause to be delivered, to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture, if any, comply with the Indenture;

provided, however, that (A) any Subsidiary of AerCap may consolidate or amalgamate with or merge with or into a Guarantor; (B) any Guarantor may consolidate or amalgamate with or merge with or into or wind up into an Affiliate of such Guarantor solely for the purpose of reincorporating such Guarantor in a Permitted Jurisdiction; and (C) any Guarantor may be converted, reorganized or reconstituted in a Permitted Jurisdiction.
Successor Guarantor (if other than the applicable Guarantor) will succeed to, and be substituted for the applicable Guarantor under the Indenture and such Guarantor’s Guarantee and in such event the applicable Guarantor will automatically be released and discharged from its obligation under the Indenture and such Guarantor’s Guarantee.
Future Subsidiary Guarantors
The Indenture provides that each Subsidiary that becomes a Guarantor pursuant to the terms of the Indenture shall promptly execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall become a Guarantor for all purposes of the Indenture until such Guarantee is released in accordance with the provisions of the Indenture.
Limitation of Remedies
No events of default or rights to accelerate apply to the Junior Subordinated Notes. The only remedies available to the holders of the Junior Subordinated Notes are as provided below.
If a Payment Default (as defined below) occurs and is continuing with respect to the Junior Subordinated Notes, the Trustee may pursue all legal remedies available to it, including the commencement of a judicial proceeding for the collection of the sums due and unpaid or AerCap’s winding up, subject to the limitations that may exist under applicable law in bankruptcy or insolvency proceedings, but the Trustee may not, in the case of a Payment Default in respect of an interest payment, declare the principal amount of any outstanding Junior Subordinated Notes to be due and payable.
A “Payment Default” will occur when the payment of interest (subject to AerCap’s right to elect to forgo payment thereof as described under “Principal Amount; Maturity and Interest—Optional Interest”), principal or the redemption price (when AerCap has exercised its right to redeem the Junior Subordinated Notes) has become due and has not been paid and such failure continues for 14 days. Holders of the Junior Subordinated Notes will have the right to institute suit for the enforcement of any such payment of interest or principal and such right may not be impaired without the consent of the holders of the Junior Subordinated Notes.
Subject to the provisions of this section, the Trustee may at its discretion and without further notice institute such proceedings against AerCap as it may think fit in order to enforce any term or condition binding on AerCap under the Indenture or the Junior Subordinated Notes (other than for the payment of any principal or satisfaction of any interest payments in respect of the Junior Subordinated Notes); provided, AerCap will not by virtue of the institution of any such proceedings be obligated to pay any sum or sums, in cash or otherwise, sooner than AerCap would otherwise have been obligated to pay such sum or sums.
The Trustee will not be bound to take any of the foregoing actions against AerCap to enforce the terms of the Indenture or the Junior Subordinated Notes unless (i) it will have been so requested in writing by the holders of at least 25% in principal amount of the Junior Subordinated Notes then Outstanding and (ii) it will have been offered security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request.

Amendment, Supplement and Waiver of the Indenture
The Indenture contains provisions permitting AerCap and the Trustee to amend or supplement the Indenture with the consent of the holders of a majority in principal amount of the Junior Subordinated Notes and all other series of Junior Subordinated Notes Outstanding under the Indenture voting as a single group; provided that any amendment or supplement that affects the terms of any series of Junior Subordinated Notes as distinct from any other series of Junior Subordinated Notes shall require the consent of the holders of a majority in principal amount of the Outstanding Junior Subordinated Notes of such series. AerCap will not be permitted, however, to enter into any amendment, supplement or waiver without the consent of the holders of all affected Junior Subordinated Notes if the amendment, supplement or waiver would:
(1)    change the stated maturity of the principal of or any installment of principal or interest on any Junior Subordinated Note;
(2)    reduce the principal amount payable of, or the rate of interest on, any Junior Subordinated Note;
(3)    change the date on which any Junior Subordinated Notes may be subject to redemption, or reduce the redemption price therefor;
(4)    reduce any premium payable;
(5)    make any Junior Subordinated Note payable in a currency other than U.S. dollars;
(6)    impair the right of the holders of the Junior Subordinated Notes to institute suit for the enforcement of any payment on or after the stated maturity thereof;
(7)    release the Guarantee of any Guarantor that is a Significant Subsidiary;
(8)    amend, change or modify any provision of the Indenture affecting the ranking of the Junior Subordinated Notes in a manner adverse to the holders of the Junior Subordinated Notes; or
(9)    make any change in the preceding amendment, supplement or waiver provisions.

The Indenture also contains provisions permitting AerCap and the Trustee to amend or supplement the terms of the Indenture with respect to the Junior Subordinated Notes, without the consent of any holder of such Junior Subordinated Notes, for certain purposes including:
(1)    to evidence either AerCap’s succession by another Person;
(2)    to comply with the covenant described under the caption “Certain Covenants—Merger and Sale of Assets”;
(3)    to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(4)    to add covenants for the benefit of the holders of the Junior Subordinated Notes;
(5)    to add Guarantees under the Indenture in accordance with the terms of the Indenture;
(6)    to secure the Junior Subordinated Notes;
(7)    to evidence the appointment of a successor trustee;
(8)    to conform the text of the Indenture or the Junior Subordinated Notes to any provision of the “Description of Junior Subordinated Notes” in the prospectus supplement pursuant to which the Junior Subordinated Notes were initially offered to investors to the extent that such provision was intended by AerCap to be a verbatim recitation of a provision of the Indenture, which intent shall be evidenced by an Officers’ Certificate delivered to the Trustee; or

(9)    to cure any ambiguity, to correct or supplement any provision of the Indenture inconsistent with other provisions or make any other provision that does not adversely affect the interests of the holders the Junior Subordinated Notes in any material respect, as determined by AerCap.
Legal Defeasance and Covenant Defeasance
AerCap may, at its option, and at any time, elect to have all of its and the Guarantors’ obligations discharged under the Indenture with respect to the Junior Subordinated Notes (“legal defeasance”), other than:
(1)    the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the Junior Subordinated Notes when such payments are due, subject to AerCap’s right to elect to forgo payment of such interest;
(2)    AerCap’s obligations with respect to the register, transfer and exchange of such Junior Subordinated Notes and with respect to mutilated, destroyed, lost or stolen Junior Subordinated Notes;
(3)    AerCap’s obligations to maintain an office or agency in the place designated for payment of such Junior Subordinated Notes and with respect to the treatment of funds held by paying agents;
(4)    AerCap’s obligations to hold, or cause the paying agent to hold, in trust money for the payment of principal and interest, if applicable, due on the Junior Subordinated Notes at the time Outstanding for the benefit of the holders;
(5)    certain obligations to the Trustee; and
(6)    certain obligations arising in connection with such discharge of obligations.
AerCap may also, at its option, and at any time, elect to be released from the restriction described under the caption “Certain Covenants—Reports by AerCap” above with respect to the Junior Subordinated Notes (“covenant defeasance”).
The conditions AerCap must satisfy for legal defeasance or covenant defeasance include the following:
(1)    AerCap must have irrevocably deposited with the Trustee trust funds for the payment of the Junior Subordinated Notes. The trust funds must consist of U.S. dollars or U.S. Government Obligations, or a combination thereof, that will be in an amount sufficient without reinvestment to pay at maturity or redemption the entire amount of principal and interest on the Junior Subordinated Notes;

(2)    in the case of legal defeasance, AerCap shall have delivered, or cause to be delivered, to the Trustee an opinion of outside counsel confirming that (i) AerCap has received from, or there has been published by, the U.S. Internal Revenue Service (the “IRS”) a ruling or (ii) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case stating that, and based thereon such opinion of counsel shall confirm that, the beneficial owners of the Junior Subordinated Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner at the same times as would have been the case if such defeasance had not occurred;
(3)    in the case of covenant defeasance, AerCap shall have delivered, or cause to be delivered, to the Trustee an opinion of outside counsel confirming that the beneficial owners of the Junior Subordinated Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner at the same times as would have been the case if such defeasance had not occurred;
(4)    AerCap shall have delivered, or cause to be delivered, to the Trustee an opinion of outside counsel confirming that the beneficial owners of the Junior Subordinated Notes will not recognize income, gain or loss in the jurisdiction of tax residence of AerCap for income tax purposes as a result of such defeasance and will be subject to income tax in such jurisdiction on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred;

(5)    AerCap shall have delivered, or cause to be delivered, to the Trustee an Officers’ Certificate stating that the deposit was not made by AerCap with the intent of defeating, hindering, delaying or defrauding any creditors of AerCap; and
(6)    AerCap shall have delivered, or cause to be delivered, to the Trustee an Officers’ Certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to such defeasance, as the case may be, have been complied with.
Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect as to the Junior Subordinated Notes when:
(1)    either:
(a)    all Junior Subordinated Notes theretofore authenticated and delivered, except lost, stolen or destroyed Junior Subordinated Notes that have been replaced or paid and Junior Subordinated Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or
(b)    all Junior Subordinated Notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year, and AerCap has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Junior Subordinated Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest, if any, to the date of maturity or redemption;
(2)    AerCap has paid or caused to be paid all sums payable under the Indenture; and
(3)    AerCap has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such Junior Subordinated Notes at maturity or the redemption date, as the case may be.
In addition, AerCap must deliver, or cause to be delivered, an Officers’ Certificate and an opinion of counsel to the Trustee, each stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law; Jury Trial Waiver
The Junior Subordinated Notes and the Indenture are governed by, and construed in accordance with, the laws of the State of New York without giving effect to any rule or principle that would result in the application of the law of any other jurisdiction.
The Indenture provides that AerCap, the Guarantors, the Trustee, and each holder of a Junior Subordinated Note by its acceptance thereof irrevocably waives, to the fullest extent permitted by applicable law, any and all right to a trial by jury in any legal proceeding arising out of or relating to the Indenture, the Junior Subordinated Notes or any transaction contemplated thereby.
Certain Definitions
The following definitions apply to the terms of the Junior Subordinated Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Board of Directors” means, with respect to AerCap, either the board of directors of AerCap or any committee of that board duly authorized to act under the terms of the Indenture and with respect to any other Person, the board of directors or committee of such Person serving a similar function.
“Business Day” means any day other than Saturday, Sunday or any other day on which banking or trust institutions in New York or London are authorized generally or obligated by law, regulation or executive order to remain closed.
“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership, unlimited liability company or limited liability company, partnership interests, membership interests (whether general or limited) or shares in the capital of the company and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Fitch” means Fitch Ratings, Ltd., a division of Fitch, Inc. or any successor ratings agency.
“Guarantee” means the guarantee by any Guarantor of AerCap’s obligations under the Indenture and the Junior Subordinated Notes.
“Guarantor” means each of the Subsidiaries of AerCap party to the Indenture as of the Issue Date, together with any other Subsidiary of AerCap that becomes a Guarantor under the Indenture in the future.
“Issue Date” means October 10, 2019.
“Junior Claims” means (i) the ordinary shares of AerCap and the common stock (or the equivalent thereof) of the relevant Guarantor, (ii) unless AerCap’s or the relevant Guarantor’s Articles of Association (or the equivalent thereof) expressly provide differently, any future shares in AerCap’s or the relevant Guarantor’s capital, respectively, (iii) in the case of ILFC, the Series A MAPS and the Series B MAPS and (iv) any future obligation of AerCap or the relevant Guarantor, as the case may be, that is expressly subordinated to the Junior Subordinated Notes or the Guarantees, as the case may be.

“Moody’s” means Moody’s Investor Service, Inc. or any successor ratings agency.
“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Managing Director, Executive Vice President, Senior Vice President or Vice President, any Treasurer or any Secretary or other executive officer or any duly authorized attorney in fact of AerCap.
“Officers’ Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by two Officers of such Person that meets the requirements set forth in the Indenture.

“Outstanding” means, as of the date of determination, all Junior Subordinated Notes theretofore authenticated and delivered under the Indenture, except:
(1)    Junior Subordinated Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;
(2)    Junior Subordinated Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any paying agent (other than AerCap) in trust or set aside and segregated in trust by AerCap (if AerCap shall act as its own paying agent);
(3)    Junior Subordinated Notes that have been defeased pursuant to the procedures specified under the caption “Legal Defeasance and Covenant Defeasance” above; and
(4)    Junior Subordinated Notes that have been paid in lieu of reissuance relating to lost, stolen, destroyed or mutilated certificates, or in exchange for or in lieu of which other Junior Subordinated Notes have been authenticated and delivered pursuant to the Indenture, other than any such Junior Subordinated Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Junior Subordinated Notes are held by a bona fide purchaser in whose hands such Junior Subordinated Notes are valid obligations of AerCap and the Guarantors; provided, however, that in determining whether the holders of the requisite principal amount of the Outstanding Junior Subordinated Notes have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, Junior Subordinated Notes owned by AerCap or any other obligor upon the Junior Subordinated Notes or any Affiliate of AerCap or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Junior Subordinated Notes that the Trustee knows to be so owned shall be so disregarded. Junior Subordinated Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Junior Subordinated Notes and that the pledgee is not AerCap or any other obligor upon the Junior Subordinated Notes or any Affiliate of AerCap or of such other obligor.
“Parity Claims” means all existing and future securities or obligations of AerCap or the relevant Guarantor, as the case may be, that rank or are expressed to rank equally with the Junior Subordinated Notes or the Guarantees, as the case may be, in distribution or payment of any amounts thereunder by AerCap or the relevant Guarantor and in the distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding of AerCap or the relevant Guarantor.
“Permitted Jurisdiction” means any of the United States, any state or territory thereof, the District of Columbia, any member state of the Pre-Expansion European Union, Switzerland, Bermuda, the Cayman Islands and Singapore.
“Person” means any individual, corporation, unlimited liability company, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Pre-Expansion European Union” means the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which became or becomes a member of the European Union after January 1, 2004; provided that Pre-Expansion European Union shall not include any country whose long-term debt does not have a long-term rating of at least “Aa2” by Moody’s, “AA” by S&P, “AA” by Fitch or the equivalent rating category of another Rating Organization.
“Rating Organizations” means the following nationally recognized rating organizations: Moody’s, S&P and Fitch or, if any of Moody’s, S&P or Fitch or all three shall not make a rating on the Junior Subordinated Notes publicly available, a nationally recognized rating organization, or organizations, as the case may be, selected by AerCap that shall be substituted for any of Moody’s, S&P or Fitch or all three, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor rating agency.
“Series A MAPS” means the Market Auction Preferred Stock, Series A, of International Lease Finance Corporation.
“Series B MAPS” means the Market Auction Preferred Stock, Series B, of International Lease Finance Corporation.
“SEC” means the U.S. Securities and Exchange Commission.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended.
“Subsidiary” means, with respect to any specified Person, a corporation, limited liability company, partnership or trust more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof).
“U.S. Government Obligations” means securities that are:
(1)    direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or
(2)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.
In either case, the U.S. Government Obligations may not be callable or redeemable at the option of AerCap, and shall also include a depository receipt issued by a bank, as defined in Section 3(a)(2) of the Securities Act of 1933, as amended, as custodian with respect to such U.S. Government Obligation or a specific payment of principal of or interest on such U.S. Government Obligation held by the custodian for the account of the holder of such depository receipt. The custodian is not authorized, however, to make any deduction from the amount payable to the holder of the depository receipt except as required by law.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.